_____________________________________________________________________

OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS FOR NEW OPTIONS

(THE "OFFER TO EXCHANGE")

_______________________________________________________________________

THIS SUPPLEMENT CONSTITUTES PART OF THE SECTION 10(a) PROSPECTUS

RELATING TO THE PCD INC. 1996 STOCK PLAN

April 22, 2002

____________________________________

PCD INC.

OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS FOR NEW OPTIONS

(THE "OFFER TO EXCHANGE")

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,

EASTERN DAYLIGHT TIME, ON MAY 21, 2002 UNLESS THE OFFER IS EXTENDED.

     PCD Inc. ("PCD" or the "Company") is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of PCD common stock for new options which we will grant under the PCD Inc. 1996 Stock Plan (the "1996 Stock Plan"). We are making the offer upon the terms and conditions described in this Offer to Exchange (the "Offer to Exchange"), the related Announcement of Option Exchange Program from John L. Dwight, Jr. dated April 22, 2002 (the "Announcement"), and the Election Form (which together, as they may be amended from time to time, constitute the "Offer" or "Program").

     The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the options tendered by the eligible employee and accepted for exchange. Subject to the terms and conditions of this Offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. You may tender options for all, some or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by us through the Offer will be cancelled as promptly as practicable after 5:00 PM Eastern Daylight Time on the date the Offer ends. The Offer is currently scheduled to expire on May 21, 2002 (the "Expiration Date") and we expect to cancel options on May 24, 2002, or as soon as possible thereafter (the "Cancellation Date"). IF YOU TENDER ANY OPTIONS FOR EXCHANGE, YOU ALSO WILL BE REQUIRED TO TENDER ALL OPTIONS GRANTED TO YOU DURING THE SIX MONTH PERIOD PRIOR TO COMMENCEMENT OF THE OFFER. This means that if you participate in the Offer, you will be required to tender all options granted to you since October 22, 2001.

     The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in section 7 of this Offer to Exchange.

     You may participate in the Offer if you are an otherwise eligible employee of PCD or one of our subsidiaries, and you first received an option grant under the 1996 Stock Plan on or before January 1, 2002. Directors of PCD, including directors who are also employees, and employees who first received option grants under the 1996 Stock Plan after January 1, 2002 are not eligible to participate. In order to receive a new option pursuant to this Offer, you must remain an employee as of the date on which the new options are granted, which will be at least six months and one day after the Cancellation Date.

     If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of this Offer, we will grant you new options under the 1996 Stock Plan.

     The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the last business day before the date of grant.

     Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options.

     Each new option granted will vest in accordance with the vesting schedule of the cancelled options, as follows:

     a)  any shares that were fully vested on the date that the Offer expires will be fully vested,

     b)  all unvested options on the date the Offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this Offer expires) will be fully vested, and

     c)  all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example

               1)  An employee cancels an option that is 5/16th (one year plus one quarter) vested at the time of cancellation

               2)  The new grant occurs at least 6 months and one day (two quarters) after cancellation.

               3)  The replacement option will be 7/16th vested at the time of grant

          Although the Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

          Shares of PCD common stock are traded on the Nasdaq National Market under the symbol "PCDI." On April 15, 2002, the closing price of our common stock reported on the Nasdaq National Market was $1.09 per share.

WE RECOMMEND THAT YOU EVALUATE CURRENT AND HISTORICAL MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

     THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     You should direct questions about the Offer or requests for assistance or for additional copies of this Offer to Exchange, the Announcement, and the Election to Jack Sheehan, Chief Financial Officer, at PCD Inc., 2 Technology Drive, Peabody, MA 01960 (telephone: (978) 532-8800). You should also request a Notice to Change Election from Accept to Reject from Jack Sheehan if applicable.

IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Jack Sheehan at fax number (978) 538-3026, no later than 5:00 p.m. on May 21, 2002.

     We are not making the Offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to option holders in any of these jurisdictions.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, IN THE RELATED ANNOUNCEMENT, ELECTION FORM AND NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS
PAGE
Summary Term Sheet	1
Certain Risks of Participating in the Offer	8
Introduction	11
The Offer	12

1.  Eligibility
2.  Number of options; Expiration Date
3.  Purpose of the Offer
4.  Procedures for tendering options
5.  Withdrawal Rights and Change of Election
6.  Acceptance of options for exchange and issuance of new options
7.  Conditions of the Offer
8.  Price range of shares underlying the options
9.  Source and amount of consideration; terms of new options
10. Information concerning PCD
11. Interests of directors and officers; transactions and arrangements concerning the options
12. Status of options acquired by us in the Offer; accounting consequences of the Offer
13. Legal matters; regulatory approvals
14. Material U.S. Federal Income Tax Consequences
15. Extension of Offer; termination; amendment
16. Fees and expenses
17. Additional information
18. Miscellaneous

12 12 13 14 14 16 17 18 19 22 23 23 23 24 26 27 27 28
Schedule A Information Concerning the Directors and Executive Officers of PCD Inc	A-1
Schedule B Summary Financial Information	B-1

SUMMARY TERM SHEET

  The commencement date of the offer is April 22, 2002 (the "Commencement Date").
  The offer allows employees to cancel existing stock options, whether vested or unvested, and receive an equivalent number of "at-the-money" stock options at least six months and one day after cancellation of the existing stock options (the "New Grant Date").
  The offer is being made only to employees who were participants in PCD's stock option plan before January 1, 2002. The offer is not available to employees who received PCD options for the first time after January 1, 2002.
  All employees (subject to the preceding sentence), including officers, can participate in the offer. Directors, including officers who are directors, cannot participate.
  The number of options granted to the employee following the six month and one day period will be the same number as the number of options cancelled (subject to any intervening stock splits, etc.).
  The exercise price of the new options will be the market price of our common stock on the New Grant Date, as measured by the closing price of our stock on the last business day before the New Grant Date.
  Employees can elect to cancel all, some or none of their existing options.
  However, if an employee elects to cancel any options, then, in addition, all options granted in the six month period immediately prior to the commencement date of the offer must also be cancelled.
  Eligible employees will have until May 21, 2002 (at least twenty (20) business days from the commencement date of the offer) (the "Expiration Date") to decide if they wish to participate. We plan to cancel properly tendered options on the day which is the third business day following the end of the 20-day period (the "Cancellation Date"). The six month and one day period begins following the Cancellation Date.
  The option exchange resets the employee's holding period for income tax purposes as to any options which are exchanged.
  The timing of the offer is designed so that the Company will not have to incur any stock compensation expense as a result of the option exchange.
  During the six month and one day period, no other option grants may be made to the employees who are participating in the offer (such grants would disallow the "compensation expense-free" aspect of the offer to the Company).
  The Company cannot provide "stock price protection" to participating employees during the six month and one day period. Participating employees must bear the risk of market movements in the stock price during the period.
  Participating employees must remain employed during the six month and one day period in order to receive a new grant.
  The vesting schedule for the new option grants will be calculated so that employees have the same number of vested options following the six month and one day period as they would have had under the cancelled options.
  If the Company is acquired prior to the New Grant Date by way of a merger or similar transaction whereby the liabilities of the Company are assumed, the acquiror must honor our commitment to grant you new options. In such event, your new option would be subject to the terms and conditions of the acquiror's stock option plan. If the Company is acquired prior to the New Grant Date other than by a merger or similar transaction or if the acquiror does not have a comparable stock option plan, the Company will use commercially reasonable efforts to obtain fair compensation for your options although the Company can make no guarantees regarding the results of its efforts.

The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying Announcement of Option Exchange Program from John L. Dwight, Jr., dated April 22, 2002 (the "Announcement"), and the Election Form which together, as they may be amended from time to time, constitute the "Offer") because the information in this summary is not complete, and additional important information is contained in the remaining documents. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all outstanding, unexercised options to purchase shares of common stock of PCD held by eligible employees for new options we will grant under the 1996 Stock Plan (the "1996 Stock Plan"). (Page 11)

WHY ARE OPTIONS TO PURCHASE SHARES OF COMMON STOCK OF PCD UNDER THE 1992 STOCK OPTION PLAN EXCLUDED FROM THIS OFFER?

     Most of the options outstanding under the 1992 Stock Option Plan expire before November 26, 2002. (Page 11)

WHO IS ELIGIBLE TO PARTICIPATE?

     Employees are eligible to participate if (1) they are employees of PCD Inc. or one of PCD's subsidiaries as of the date the Offer commences and the date on which the tendered options are cancelled and (2) they first received an option grant under the 1996 Stock Plan on or before January 1, 2002. Members of the Board of Directors, including employee directors, are not eligible to participate. In order to receive a new option, you must remain an employee as of the date the new options are granted, which will be at least six months and one day after the Cancellation date for the tendered options. If PCD does not extend the Offer, the new options will be granted on or about the New Grant Date. (Page 12)

ARE EMPLOYEES OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

     Yes, employees outside the United States are eligible to participate. However, we urge all employees to consult with their own tax advisors about the tax consequences of participating in the Offer before deciding whether to participate. (Page 12)

WHY ARE WE MAKING THE OFFER?

     We believe that granting stock options motivates high levels of performance and provides an effective way to recognize employee contributions to the success of our company. The Offer provides an opportunity for us to Offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this Offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the New Grant Date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, which creates better performance incentives for eligible employees and thereby maximizes stockholder value. (Page 13)

WHAT ARE THE CONDITIONS TO THE OFFER?

     The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The conditions are described in Section 7 of this Offer to Exchange. (Page 17)

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT YOU MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

     To receive a grant of new options through the Offer and under the terms of the 1996 Stock Plan, you must be employed by PCD or one of its subsidiaries as of the date the new options are granted.

     As discussed below, subject to the terms of this Offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an employee of PCD or one of its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. (Page 12)

HOW MANY NEW OPTIONS WILL YOU RECEIVE IN EXCHANGE FOR YOUR TENDERED OPTIONS?

     If you meet the eligibility requirements and subject to the terms of this Offer, we will grant you new options to purchase the number of shares equal to the number of option shares you tender. New options will be granted under our 1996 Stock Plan, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us. You must execute the new option agreement before receiving new options. (Page 12)

WHEN WILL YOU RECEIVE YOUR NEW OPTIONS?

     We will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. Our Board of Directors will select the actual grant date for the new options. If we cancel tendered options on the Cancellation Date, which is the scheduled date for the cancellation of the options (the third business day following the Expiration Date of the Offer), the new options will not be granted until the New Grant Date, at the earliest. You must be an employee on the date we grant the new options in order to be eligible to receive them. (Page 16)

WHY WON'T YOU RECEIVE YOUR NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

     If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this Offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards.

IF YOU TENDER OPTIONS IN THE OFFER, WILL YOU BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE YOU RECEIVE YOUR NEW OPTIONS?

     No. If we accept options you tender in the Offer, you may not receive any other option grants before you receive your new options. Because of accounting rules that could apply to these interim option grants as a result of the Offer, we will defer until the new option grant date the grant of any additional options for which you may otherwise be eligible before the new option grant date to avoid incurring compensation expense against our earnings. If we decide to grant you any additional options before the grant date for the new options, we may issue a Promise to Grant Stock Option(s) to you on the date when such grant would no longer subject us to these onerous accounting charges as a result of the exchange Offer. However, if you are no longer employed at PCD or one of its subsidiaries on the date of grant of the new options, you will not receive new options even if a Promise to Grant Stock Option(s) has been issued to you. (Page 16)

WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELLED OPTIONS?

     Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. (Page 16)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the last business day before the date of grant.

     Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current and historical market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 20)

WHEN WILL THE NEW OPTIONS VEST?

     The vesting of the newly issued options will be in accordance with the vesting schedule of the cancelled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options. (Page 20)

     Each new option granted will vest as follows:

  any shares that were fully vested on the date that the Offer expires will be fully vested, all unvested options on the date the Offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date the tendered options are cancelled) will be fully vested, and all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

WHAT IF WE ENTER INTO A MERGER OR OTHER SIMILAR TRANSACTION?

     It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. The Promise to Grant Stock Option(s) which we will give you is a binding commitment, and any successor to our company will be required to honor that commitment if there is a merger of the Company or similar transaction whereby the liabilities of the Company are assumed. However, if your new options were to be granted under the acquiring company's stock option plan, these options would be subject to the terms and conditions of the acquiring company's stock plan and related form of agreement.

     If the transaction involves an acquisition by means other than a merger or similar transaction or if the acquiror has no comparable stock plan, the Company will use commercially reasonable efforts to obtain fair compensation for the exchange participants, based on the deal consideration and other relevant factors. There can be no assurance that the Company will succeed in its efforts. Further, if the transaction involves an offer made directly to stockholders to acquire PCD's stock prior to the New Grant Date, you will not be eligible to participate in such offer.

You should be aware that the types of transactions described above could have a substantial impact on our share price or the share price of the acquiring company, including potentially substantial appreciation in price. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger shortly after the New Grant Date, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock prior to the New Grant Date, tendering option holders would receive options to purchase shares of a different issuer.

ARE THERE CIRCUMSTANCES WHERE YOU WOULD NOT BE GRANTED NEW OPTIONS?

     Yes. Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid the prohibition, but if it is applicable on and after the first business day that is at least six months and one day after we cancel the options accepted for exchange, you will not be granted a new option. (Page 24)

     Also, if you are no longer an employee on the date we grant new options, you will not receive any new options. (Page 12)

IF YOU CHOOSE TO TENDER AN OPTION WHICH IS ELIGIBLE FOR EXCHANGE, DO YOU HAVE TO TENDER ALL THE SHARES IN THAT OPTION?

     No. We will accept partial tenders of options, as well as the remaining portion of an option which you have partially exercised subject to the paragraph below. Accordingly, you may tender one or more of your option grants in their entirety, or any portion of one or more grants, or none of your grants. Your Election Form must specify the number of shares you are tendering under each option, and you will be granted a "balancing" option for the untendered portion of any partially tendered option.

     Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six month period prior to the commencement of the Offer. For example, if you received an option grant in March 2002 and a grant in February 2002 and you want to tender your March 2002 option grant, you would also be required to tender all options under your February 2002 option grant. (Page 12)

WHAT HAPPENS TO OPTIONS THAT YOU CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

     Nothing. Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms. However, please refer to the information contained in Item 14 below regarding possible tax consequences, even if you choose not to participate in the Offer.

WILL YOU HAVE TO PAY TAXES IF YOU EXCHANGE YOUR OPTIONS IN THE OFFER?

     If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. For employees residing both in and outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the Offer under the laws of the country in which you live and work. (Page 24)

IF YOUR CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL YOUR NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

     If your current options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. (Page 16)

WHEN WILL YOUR NEW OPTIONS EXPIRE?

     Your new options will expire ten years from the date of grant, or earlier if your employment with PCD terminates. (Page 19)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

     The Offer expires on the Expiration Date, at 5:00 p.m., Eastern Daylight Time, unless it is extended by us. We may, in our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make a public announcement of the extension no later than 8:00 a.m., Eastern Daylight Time, on the next business day following the previously scheduled expiration of the Offer period. (Page 12)

HOW DO YOU TENDER YOUR OPTIONS?

     If you decide to tender your options, you must deliver, before 5:00 p.m., Eastern Daylight Time, on the Expiration Date (or such later date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile or hand delivery to Jack Sheehan, Chief Financial Officer of PCD. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept and cancel all properly tendered options promptly after the expiration of the Offer. (Page 14)

DURING WHAT PERIOD OF TIME MAY YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS?

     You may withdraw your tendered options at any time before the Offer expires at 5:00 p.m., Eastern Daylight Time, on the Expiration Date. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, although we currently intend to cancel validly tendered options promptly after the expiration of this Offer, if we have not accepted and cancelled your tendered options by June 17, 2002, you may withdraw your tendered options at any time after June 17, 2002. To withdraw tendered options, you must deliver to us via facsimile or hand delivery to Jack Sheehan a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. You should request the form of Notice to Change Election From Accept to Reject from Jack Sheehan. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 15)

CAN YOU CHANGE YOUR ELECTION REGARDING PARTICULAR TENDERED OPTIONS?

     Yes, you may change your election regarding particular tendered options at any time before the Offer expires at 5:00 p.m., Eastern Daylight Time, on the Expiration Date. If we extend the Offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the Offer. In order to change your election, you must deliver to us via facsimile or hand delivery a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. (Page 15)

WHAT DO WE AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

     Although the Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

WHOM CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact:

          John J. Sheehan, III
          Vice President and Chief Financial Officer
          PCD Inc.
          2 Technology Drive
          Peabody, MA 01960
          (978) 532-8800

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

     Participation in the Offer involves a number of potential risks, including those described below. This list briefly highlights some of the risks and is necessarily incomplete. Eligible participants should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether and to what extent to participate in the Offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the Announcement, and the Election Form before deciding whether and to what extent to participate in the exchange Offer. The list of risks does not include certain risks that may apply to employees who live and work outside of the United States; again, we urge you to consult with an investment and tax advisor as necessary before deciding whether to participate in this exchange offer.

ECONOMIC RISKS

PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL THE NEW GRANT DATE AT THE EARLIEST.

     Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the Offer, you will not be eligible to receive any option grants until the New Grant Date at the earliest.

IF THE STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE REPLACEMENT OPTIONS THAT YOU HAVE RECEIVED IN EXCHANGE FOR THEM.

     For example, if you cancel options with a $3.00 exercise price per share, and PCD's stock price appreciates to $4.00 before the replacement grants are made, your replacement option will have a higher exercise price than the cancelled option.

IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

     Once your option is cancelled, it is gone for good. Accordingly, if your employment terminates for any reason prior to the grant of the replacement option, you will have the benefit of neither the cancelled option nor the replacement option.

THE COMPANY INVESTIGATES STRATEGIC OPPORTUNITIES FROM TIME TO TIME WHICH, IF CONCLUDED, COULD AFFECT THE PRICING AND/OR TERMS OF YOUR NEW OPTIONS.

     The Company engages in discussions from time to time regarding potential strategic opportunities, including financings, strategic partnering relationships, and acquisitions. If any of these transactions were to occur before the new options are granted, your new options could be granted at a higher exercise price, and could be subject to terms and conditions required by an investing or acquiring party.

TAX-RELATED RISKS FOR U.S. RESIDENTS

YOUR REPLACEMENT OPTION MAY BE A NONQUALIFIED STOCK OPTION, WHEREAS YOUR CANCELLED OPTION MAY HAVE BEEN AN INCENTIVE STOCK OPTION.

     If your cancelled option was an incentive stock option, your new option will be an incentive stock option, but only to the extent it qualifies as such under the Internal Revenue Code of 1986, as amended. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. It is possible that by participating in this exchange, the New Option will cause you to exceed this limit and some or all of your New Option will be treated as nonqualified stock options. In general, nonqualified stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange and see the tax disclosure set forth in the prospectus for the 1996 Stock Plan.

YOUR REPLACEMENT INCENTIVE STOCK OPTIONS WILL BE SUBJECT TO A NEW HOLDING PERIOD FOR CERTAIN FAVORABLE TAX TREATMENT.

     Holders of incentive stock options receive certain favorable tax treatment under the Internal Revenue Code. First, you will not incur ordinary income tax when you exercise an incentive stock option (although you may be subject to alternative minimum tax). Second, any profit you realize when you sell shares acquired upon the exercise of an incentive stock option will be taxed at the capital gains rate. However, in order to qualify for this treatment, you may not sell your option shares earlier than one year after the date of exercise and two years after the date of grant. If you participate in the Offer, you will be canceling your existing options and receiving a new grant. Therefore, you will lose the benefit of any holding period under the old options and you will begin a new holding period under the new options. If you want to receive the tax benefits accorded to incentive stock options, you will not be able to sell your option shares before November 26, 2004. Please see Section 14, "Material U.S. Federal Income Tax Consequences," below for a more detailed description of the tax treatment of incentive stock options. You should consult with your tax advisor for further information about this risk.

BUSINESS RELATED RISKS

     For a description of risks related to PCD's business, please see Section 18 of this Offer to Exchange.

INTRODUCTION

     PCD Inc. is offering to exchange all outstanding options to purchase shares of PCD common stock held by eligible employees for new options we will grant under the 1996 Stock Plan. An "eligible employee" refers to employees of PCD and certain of its subsidiaries who are employees both as of the date the offer commences and as of the date the tendered options are cancelled. Members of our Board of Directors, including employee directors, are not eligible to participate in the exchange Offer. We are making the offer upon the terms and the conditions described in this Offer to Exchange and in the related Announcement, and the Election Form.

     The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the options tendered by the eligible employee and accepted for exchange. Subject to the terms and conditions of this Offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. The New Grant Date for the new options will be November 26, 2002, at the earliest, unless the Offer is extended, in which case the grant date of the new options will be similarly extended. You may tender options for all, some or none of the unexercised shares subject to an individual option grant until the Expiration Date. All tendered options accepted by us through the Offer will be cancelled on the third business day following the Expiration Date or as soon as possible thereafter. If you tender any options for exchange, you will be required to also tender all options granted to you during the six month period immediately prior to the Offer period. This means that if you participate in the Offer, you will be required to tender all options granted to you October 22, 2001.

     The Offer is not conditioned on a minimum number of options being tendered. The Offer is subject to conditions that we describe in section 7 of this Offer to Exchange.

     If you tender options for exchange as described in the Offer and we accept your tendered options, then, subject to the terms of this Offer, we will grant you new options under our 1996 Stock Plan.

     The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the last business day before the date of grant.

     Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options.

     The new options will vest in accordance with the vesting schedule of the cancelled options. Each new option granted will vest as follows:

  any shares that were fully vested on the date that the Offer expires will be fully vested, all unvested options on the date the Offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the Cancellation Date) will be fully vested, and all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

As of April 15, 2002, options to purchase 213,000 shares of PCD common stock under the 1996 Stock Plan were issued and outstanding, of which options to purchase approximately 213,000 shares, constituting approximately 100% were held by eligible employees.

THE OFFER

     1. Eligibility.

        Employees are "eligible employees" if they (i) are employees of PCD Inc. or one of PCD's subsidiaries as of the date the Offer commences and the date on which the tendered options are cancelled and (ii) received their first option grant under the 1996 Stock Plan on or before January 1, 2002. However, members of the Board of Directors, including employee directors, are not eligible to participate in the Offer. The directors of PCD are listed in Schedule A to this Offer to Exchange. Because most of the options outstanding under the 1992 Stock Option Plan ("1992 Plan") expire before November 26, 2002, we have decided to exclude options under the 1992 Plan from this Offer.

        In order to receive a new option, you must remain an employee as of the date the new options are granted, which will be at least six months and one day after the Cancellation Date. If PCD does not extend the Offer, the new options will be granted on or shortly after the New Grant Date.

     2. Number of options; Expiration Date.

        Subject to the terms and conditions of the Offer, we will exchange all outstanding, unexercised options held by eligible employees that are properly tendered and not validly withdrawn in accordance with Section 5 before the Expiration Date, in return for new options. We will accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may tender options for all, some or none of the shares subject to each of your eligible options. If you tender only part of an option, we will issue you a "balancing" option for the untendered shares. In addition, if you tender any option grant or portion thereof for exchange, you will be required to also tender all options granted to you during the six month period prior to the date the Offer commenced. This means that if you participate in the Offer, you will be required to tender all options granted to you since October 22, 2001.

        If your options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive one or more new options to purchase the number of shares of common stock equal to the number of option shares tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of our 1996 Stock Plan, and to a new option agreement between you and us. If, for any reason, you do not remain an employee of PCD or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, die, become disabled, or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

        The term Expiration Date means 5:00 p.m., Eastern Daylight Time, on May 21, 2002, unless and until we, in our discretion, have extended the period of time during which the Offer will remain open, in which event the Expiration Date refers to the latest time and date at which the Offer, as so extended, expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer.

        If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

  increase or decrease the amount of consideration offered for the options, decrease the number of options eligible to be tendered in the Offer, or increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

        If the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15 of this Offer to Exchange, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

        We will also notify you of any other material change in the information contained in this Offer to Exchange.

        For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

     3. Purpose of the Offer.

        We issued the options outstanding to provide our eligible employees with additional incentive, to promote the success of our business, and to encourage our eligible employees to continue their employment with us.

        One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The Offer provides an opportunity for us to Offer our eligible employees a valuable incentive to stay with PCD. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this Offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. However, because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

        From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this Offer. As outlined in Section 9, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the last business day before the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

        Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

     4. Procedures for tendering options.

     Proper Tender of Options.

        To validly tender your options through the Offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax number (978) 538-3026) or hand delivery to Jack Sheehan, along with any other required documents. Jack Sheehan must receive all of the required documents by 5:00 PM Eastern Daylight Time on the Expiration Date.

        THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO CHANGE ELECTION FROM ACCEPT TO REJECT AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

        We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Offer period, subject only to an extension which we may grant in our sole discretion.

     Our Acceptance Constitutes an Agreement.

        Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

        Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that have not been validly withdrawn.

     5. Withdrawal Rights and Change of Election.

        You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

        You may withdraw your tendered options at any time before 5:00 p.m., Eastern Daylight Time, on the Expiration Date. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, if we have not accepted your tendered options for exchange by 5:00 p.m., Eastern Daylight Time, on June 17, 2002, you may withdraw your tendered options at any time thereafter.

        To validly withdraw tendered options, you must deliver to Jack Sheehan via facsimile or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

        To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Jack Sheehan via facsimile or hand delivery, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

  the name of the option holder who tendered the options,
  the original number of shares for which each tendered option was exercisable, the grant date of each option to be tendered,
  the exercise price under each option to be tendered,
  the total number of shares exercised under each option; and
  the total number of shares being tendered for cancellation under each option.

        Except as described in the following sentence, the Notice to Change Election From Accept to Reject (which you must request from Jack Sheehan if necessary) and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

        If you wish to withdraw a Notice to Change Election From Accept to Reject, you must properly re-tender the withdrawn options before the Expiration Date by following the procedures described in Section 4. Otherwise, any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer and will remain outstanding.

        Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to 100 the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

     6. Acceptance of options for exchange and issuance of new options.

        Upon the terms and conditions of the Offer and as promptly as practicable following the Expiration Date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the Expiration Date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this Offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be the Cancellation Date, and you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If the options you tendered were incentive stock options, your new options will also be incentive stock options, to the extent they qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. All other newly granted options will be nonqualified stock options. Thus, subject to the terms and conditions of this Offer, if your options are properly tendered by the Expiration Date, the scheduled Expiration Date of the Offer, and accepted for exchange and cancelled on the Cancellation Date you will be granted new options on or about the New Grant Date. If we accept and cancel options properly tendered for exchange after the Cancellation Date, the period in which the new options will be granted will be similarly delayed. As promptly as practicable after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than the New Grant Date covering the same number of shares as the options cancelled pursuant to this Offer, provided that you remain an eligible employee on the date on which the grant is to be made.

        If we accept options you tender in the Offer, we will defer any grant to you of additional options for which you may be eligible before the new option grant date until after the new option grant date, so that you will be granted no new options for any reason until at least six months and one day after any of your tendered options have been cancelled. We will defer the grant to you of any additional options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the Offer. We may issue to you a Promise to Grant Stock Option(s), which is a binding commitment to grant you an option or options on a date no earlier than the New Grant Date, at the then-current market price, provided that you remain an eligible employee on the date on which the grant is to be made.

        Your new options will entitle you to purchase the number of shares which is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee of PCD or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options which have been cancelled pursuant to this Offer.

        We will accept partial tenders of your eligible option grants, including the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, or any portion of one or more of your option grants, but only to the extent such grant has not previously been exercised. If you tender only a portion of an option, we will issue a "balancing" option for the untendered shares. In addition, if you tender any option grant or portion thereof for exchange, you will be required to also tender all options granted to you during the six month period prior to commencement of the Offer period. This means that if you participate in the Offer, you will be required to tender all options granted to you since October 22, 2001.

        Within twenty-four (24) to forty-eight (48) hours of the receipt of your Election Form or your Notice to Change Election From Accept to Reject, PCD will e-mail the option holder a Confirmation of Receipt (provided you give us a valid e-mail address at the time of submitting your Election Form). However, this is not by itself an acceptance of the options for exchange. For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral notice to the option holders or written notice by delivery of a Promise to Grant Stock Option(s). Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that are not validly withdrawn.

     7. Conditions of the Offer.

        Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after the Commencement Date and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

  there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, or the issuance of new options, or otherwise relates in any manner to the Offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to PCD;
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the Offer or PCD, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the Offer;

(2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

(3) materially impair the contemplated benefits of the Offer to PCD; or

(4) materially and adversely affect PCD's business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to PCD;
  there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the Offer for financial reporting purposes;
  a tender or exchange Offer for some or all of our shares, or a merger or acquisition proposal for PCD, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or
  any change or changes shall have occurred in PCD's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to PCD or may materially impair the contemplated benefits of the Offer to PCD.

        The conditions to the Offer are for PCD's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

     8. Price range of shares underlying the options.

        The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "PCDI." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted for stock dividends and stock splits.

	HIGH	LOW
FISCAL YEAR 2002 Quarter ended March 31, 2002	2.06	0.62
FISCAL YEAR 2001 Quarter ended March 31, 2001 Quarter ended June 30, 2001 Quarter ended September 30, 2001 Quarter ended December 31, 2001	8.69 7.44 5.54 3.00	6.00 3.78 2.38 0.84
FISCAL YEAR 2000 Quarter ended March 31, 2000 Quarter ended June 30, 2000 Quarter ended September 30, 2000 Quarter ended December 31, 2000	7 1/2 9 1/8 11 1/2 11	4 3/16 3 6 1/2 5 5/8

        As of April 15, 2002, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $1.09 per share.

        WE RECOMMEND THAT YOU EVALUATE CURRENT AND HISTORICAL MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

     9. Source and amount of consideration; terms of new options.

     Consideration.

        We will issue new options to purchase shares of common stock under our 1996 Stock Plan in exchange for the outstanding options properly tendered and accepted for exchange by us, which options will be cancelled. The number of shares subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by the option holder and accepted for exchange and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this Offer we will grant new options to purchase a total of up to approximately 213,000 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 2.45% of the total shares of our common stock outstanding as of April 15, 2002.

     Terms of New Options.

        The new options will be granted under our 1996 Stock Plan. A new option agreement will be entered into between PCD and each option holder who has tendered options in the Offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally this will not substantially and adversely affect the rights of option holders. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options, including as a result of a significant corporate event. The following description summarizes the material terms of our 1996 Stock Plan and the options to be granted under the 1996 Stock Plan:

     1996 Stock Plan.

        The maximum number of shares available for issuance through the exercise of options granted under our 1996 Stock Plan is 324,000. Our 1996 Stock Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as nonqualified stock options.

     Administration.

        The 1996 Stock Plan is administered by the Compensation Committee of our Board of Directors (the "Administrator"). Subject to the other provisions of the Plans, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

     Term.

        Options generally have a term of ten (10) years. Incentive Stock Options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of PCD or an affiliate company have a term of no more than five (5) years.

     Termination.

        Except as your option agreement otherwise provides, your options will terminate following the termination of your employment (except for death or disability), unless the options are exercised, to the extent that they were exercisable immediately before such termination, within one (1) month following your termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within six months following such termination.

        The termination of your option under the circumstances specified in this section will result in the termination of your interests in our 1996 Stock Plan. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

     Exercise Price.

        The Administrator determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the last business day before the date of grant.

        However, the exercise price may not be less than 110% of the closing price per share reported by the Nasdaq National Market on the last business day before the date of grant for options intended to qualify as incentive stock options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of PCD or an affiliate company.

     Vesting and Exercise.

        Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator. Options granted by us generally vest at a rate of 25% of the shares subject to the option upon grant, and then 25% of the total shares subject to the option vest each year thereafter, provided the employee remains continuously employed by PCD.

        The new options granted through the Offer will vest as follows:

  any shares that were fully vested on the date that the Offer expires will be fully vested, all unvested options on the date the Offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this Offer expires) will be fully vested, and all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

     Payment of Exercise Price.

        You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and generally include the following:

  check, or
  delivery of a properly executed notice together with such other documentation as the Board of Directors and the broker, if applicable, shall require to effect exercise of the option and delivery to us of the sale or loan proceeds required to pay the exercise price.

     Adjustments Upon Certain Events.

        If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

        If, following the New Grant Date, there is a sale of all or substantially all of our assets, or we merge with another corporation, your options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your options, you will either (i) be required to exercise any vested portion within a specified period of time, after which all unexercised options shall terminate, or (ii) receive a cash payment in exchange for termination of your options equal to the excess of the fair market value of the underlying shares (to the extent vested) over the exercise price of such options. (These terms will not necessarily apply if a sale or merger occurs before the new options are granted.)

        If there is a liquidation or dissolution of PCD, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, at the discretion of the Board of Directors, provide for the acceleration of the exercisability of any option.

     Transferability of Options.

        New options, whether incentive stock options or non-qualified stock options, may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

     Termination of Employment.

        If, for any reason, you are not an employee of PCD from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, become disabled, die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

     Registration of Option Shares.

        A total of 324,000 shares of common stock issuable upon exercise of options under our 1996 Stock Plan have been registered under the Securities Act on registration statement on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the Offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

     U.S. Federal Income Tax Consequences.

        You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this Offer to exchange. If you are an employee based outside of the United States, you should consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

        Our statements in this Offer to Exchange concerning our 1996 Stock Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 1996 Stock Plan and the forms of option agreement under the 1996 Stock Plan. Please contact us at PCD Inc., 2 Technology Drive Peabody, MA 01960 (telephone: (978) 532-8800), to receive a copy of our 1996 Stock Plan and the forms of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

    10. Information concerning PCD.

        Our principal executive offices are located at PCD Inc., 2 Technology Drive Peabody, MA 01960 and our telephone number is (978) 532-8800.

        We design, manufacture and market electronic connectors for use in semi-conductor burn-in, industrial interconnect and avionics industries. We market over 6800 electronic connector products in three product categories, each targeting a specific market. These product categories are semi-conductor, burn-in sockets, industrial interconnects and avionics junction modules and relay sockets.

        The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2001 is incorporated herein by reference. See "Additional Information" beginning on page 26 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

        We have included a selected summary of our financial information in Schedule B. The selected historical consolidated statement of operations data for the years ended December 31, 2001 and 2000 and the selected historical balance sheet data as of December 31, 2001 and 2000 have been derived from the consolidated financial statements included in our annual report on Form 10-K filed on March 20, 2002, which was audited by PricewaterhouseCoopers LLP, independent public accountants. The balance sheet data as of December 31, 1999 is derived from audited consolidated financial statements on file with the Securities and Exchange Commission. The information contained herein should be read together with our consolidated financial statements and related notes.

    11. Interests of directors and officers; transactions and arrangements concerning the options.

        A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of March 25, 2002 our executive officers and non-employee directors (eight (8) persons) as a group beneficially owned options outstanding under our 1996 Stock Plan to purchase a total of 90,000 shares, which represented approximately 41% of the shares subject to all options outstanding under the 1996 Stock Plan as of that date. Options to purchase our shares owned by directors, including employee directors, are not eligible to be tendered in the Offer.

        None of the directors are eligible to participate in the Offer. All of the officers, other than John L. Dwight, Jr., listed on Schedule A are eligible to participate in the Offer. We do not currently know which, if any of the these officers intends to participate in the Offer. Any officer who chooses to participate must do so on the same terms and conditions as any other participant in the Offer.

        Except as otherwise described herein, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to April 22, 2002 by PCD or, to our knowledge, by any executive officer, director or affiliate of PCD.

    12. Status of options acquired by us in the Offer; accounting consequences of the Offer.

        Options we acquire through the Offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the 1996 Stock Plan. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the Offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

        We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because:

  we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and the exercise price of all new options will equal the market value of the shares of common stock on the date we grant the new options.

    13. Legal matters; regulatory approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7.

        If we are prohibited by applicable laws or regulations from granting new options immediately after the day that is 6 months and 1 day from the date that we cancel the options accepted for exchange, when we currently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

    14. Material U.S. Federal Income Tax Consequences.

        The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

        Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event. WE ADVISE ALL OPTION HOLDERS CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

     Incentive Stock Options.

        Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option under our 1996 Stock Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

        If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

  at least two years after the date the incentive stock option was granted, and at least one year after the date the incentive stock option was exercised.

        The two-year and one-year periods described above are referred to as "holding periods."

        If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition of the option shares is not qualifying, which we refer to as a "disqualifying disposition," the excess of the sale price of the option shares over the exercise price will be taxed at the time of the sale as follows:

        The amount up to the excess of the lower of (a) the fair market value of the shares at the time the option was exercised or (b) the sale price, over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

        Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

        If you tender incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. However, you will begin a new holding period for purposes of determining whether any disposition of the underlying shares is a qualifying disposition as described above.

        For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. You should note that if the new options have a higher exercise price than some or all of your current options, or if a significant number of options are vested on the date of grant (to equal your current vesting schedule), the new options may exceed the limit for incentive stock options.

        We note that there is a risk that any incentive stock options you have may be affected by the Offer, even if you do not elect to exchange your options. We believe that you will not be subject to current U.S. federal income tax if you do not participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercise of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate. However, the IRS may characterize the option exchange program as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of each incentive stock option eligible for exchange. This does not necessarily mean that our Offer will be viewed the same way. Private letter rulings issued by the IRS represent the IRS's opinion as to the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. However, such letters may indicate how the IRS will view a similar situation. Therefore, we do not know if the IRS will assert that the Offer constitutes a "modification" of all incentive stock options that are eligible to be tendered. If the IRS successfully asserts this position, the holding period for your options to qualify for favorable tax treatment could be extended. Accordingly, to the extent you sell your incentive stock option shares prior to the lapse of any extended holding period, your incentive stock option could be taxed as a nonqualified stock option. You should consult your tax advisor about the likely tax effects of the Offer on your options, whether or not they are exchanged.

     Non-Qualified Stock Options.

        Under current law, an option holder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a nonqualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

        We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

    15. Extension of Offer; termination; amendment.

        We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

        We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration Offered or return the options tendered promptly after termination or withdrawal of a tender Offer.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration Offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

        Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 8:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made through the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

        If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

  we increase or decrease the amount of consideration offered for the options, we decrease the number of options eligible to be tendered in the Offer, or we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

        If the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 15, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

        For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

    16. Fees and expenses.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

    17. Additional information.

        This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

        1. PCD's annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on March 20, 2002; and

        2. the description of our shares contained in our Registration Statement on Form 8-A, filed with the SEC on February 12, 1996 (file number 000-27744).

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

        450 Fifth Street, N.W.
        Room 1024
        Washington, D.C. 20549

        You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

        Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

        Our common stock is quoted on the Nasdaq National Market under the symbol "PCDI" and our SEC filings can be read at the following Nasdaq address:

        Nasdaq Operations
        1735 K Street, N.W.
        Washington, D.C. 20016

        Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at PCD Inc., 2 Technology Drive, Peabody, MA 01960 or telephoning us at (978) 532-8800.

        As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

        The information contained in this Offer to Exchange about PCD should be read together with the information contained in the documents to which we have referred you.

    18. Miscellaneous.

        This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to PCD or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. However, please note that the safe harbors under the Private Securities Litigation Reform Act (Section 27A of the Securities Act and 21E of the Securities Exchange Act) do not apply to statements made in connection with this Offer. The documents we filed with the SEC, including our annual report on Form 10-K filed on March 20, 2002, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. Some of these risks include:

  our dependence on the semiconductor burn-in industry from which we derive a significant percentage of our net sales;
  our dependence or principal customers;
  senior credit facility obligations in which failure to meet certain covenants or make payments would result in an event of default;
  fluctuations in our quarterly operating results, which may affect our stock price;
  international sales and operations wherein a prolonged economic downturn could have a material adverse effect on the Company;
  our need to manage transitions from products using present technology to those that utilize next generation technology;
  our ability to maintain the proprietary and confidential aspects of the products as they are releases, breaches of which could have a material adverse effect on the financial condition, results of operations and business of the Company;
  the need to retain key officers and employees, where the loss of any key personnel could affect our ability to successfully grow our business;
  volatility in our stock price based on our operating results and stock market fluctuations; and
  failure to meet Nasdaq National Market System Listing Requirements which could result in less market visibility and thus adversely affect the price of our common stock.

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE MEMORANDUM FROM JOHN L. DWIGHT, JR. DATED APRIL 22, 2002, THE ELECTION FORM AND THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

PCD Inc.

April 22, 2002

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PCD INC.

        The directors and executive officers of PCD Inc. and their positions and offices as of March 25, 2002 are set forth in the following table:

NAME	POSITION AND OFFICES HELD
John L. Dwight, Jr. John J. Sheehan, III John T. Doyle Jeffrey A. Farnsworth Theodore C. York James D. Switzer Jerome D. Brady John E. Stuart

President, Chief Executive Officer and Chairman of the Board
Vice President, Treasurer and Chief Financial Officer
Vice President, Industrial/Avionics Division
Vice President, and General Manager, Wells-CTI-USA
Director
Director
Director
Director

        The address of each director and executive officer is: c/o PCD Inc., 2 Technology Drive, Peabody, MA 01960.

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

Year Ended December 31,
	2001	2000	1999
(in thousands, except per share amounts)
Consolidated Statement of Operations Data: Net sales Gross profit Income (loss) from operations Interest income (expense), net Net income (loss)	$ 36,615 11,328 (6,293) (3,417) ($21,583)	$ 61,957 28,467 11,067 (4,630) $ 3,783	$ 51,838 23,855 5,636 (4,558) $ 679
Net income (loss) per share: Basic Diluted	$ (2.43) $ (2.43)	$ 0.44 $ 0.42	$ 0.08 $ 0.08
Weighted Average Shares: Basic Diluted	8,890 8,890	8,624 9,088	8,521 9,049

December 31,
Consolidated Balance Sheet Data: Working capital (deficit) Total assets Total debt Stockholders' equity	2001 $ 5,187 86,837 39,612 41,143	2000 $ (10,934) 109,113 35,873 62,547	1999 $(12,910) 114,786 49,600 58,024